Exhibit 5.1
[Holland & Knight LLP Letterhead]
January 31, 2008
Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 201
Delray Beach, Florida 33445
      Re:       Registration Statement on Form S-3
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Applied Digital Solutions, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 23,155,762 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, including (i) 740,741 Shares issued pursuant to that certain Settlement Agreement and General Release (the “Settlement Agreement”), dated September 28, 2007, among Hark M. Vasa and his family partnerships, Pacific Decision Sciences Corporation, the Company’s majority-owned subsidiary, and the Company, (ii) 534,769 Shares that may be issued due to price protection adjustments under the Settlement Agreement, (iii) 4,331,037 Shares issuable upon the exercise of warrants to purchase the Company’s common stock held by Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC, PSource Structured Debt Limited, and Kallina Corporation (collectively, the “Warrants”), (iv) 10,640,124 Shares issued pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated January 14, 2008, among the Company, GT Acquisition Sub, Inc., a Minnesota corporation and wholly-owned subsidiary of the Company, Geissler Technologies Corporation, a Minnesota corporation, and the Holders, as such term is defined in the Merger Agreement, and (v) 6,909,091 Shares that may be issued due to an earn out provision in the Merger Agreement.
     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect; the Settlement Agreement; the Merger Agreement; the resolutions of the Board of Directors of the Company in connection with the Settlement Agreement and the Merger Agreement; and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Based upon and subject to the foregoing, and in reliance thereon, and assuming no change in relevant facts, we are of the opinion that (i) the Shares that have been issued, are duly authorized and legally issued, fully paid and non-assessable Shares of the Company, (ii) the Shares that may be issued by the Company pursuant to the Settlement Agreement, when issued in accordance with the terms of the Settlement Agreement, and the applicable resolutions of the Board of Directors of the Company, will be duly authorized and legally issued, fully paid and non-assessable Shares of the Company, (iii) the Shares that may be issued by the Company upon the exercise of Warrants, when issued in accordance with the terms of the Warrants and the applicable resolutions of the Board of Directors of the Company, will be duly authorized and legally issued, fully paid and non-assessable Shares of the Company and (iv) the Shares that may be issued due to an earn out provision in the Merger Agreement to, and sold by, the selling stockholders named in the prospectus included in the Registration Statement are duly authorized and, upon issuance and delivery thereof in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal laws of the United States and General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ HOLLAND & KNIGHT LLP
HOLLAND & KNIGHT LLP